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Exhibit 4.52

[CONFORMED COPY]

AGREEMENT

concluded between

MTM-SBS TELEVIZIÓ Rt.,

SBS BROADCASTING S.A.

and

POSTABANK ÉS TAKARÉKPÉNZTÁR Rt.

Dated 24 March 2003

This agreement (hereinafter: Agreement)

is concluded by and between

MTM-SBS TELEVÍZIÓ Rt.    (registered seat: 1045-Budapest, Róna u. 174, Hungary, company registry number: 01-10-043174, names and positions of the persons entitled to representation: Szilágyi Miklós member of the Board of Directors, Dr. Benke Gábor member of the Board of Directors), as borrower (hereinafter: ?Borrower", in the Loan Agreement: ?Customer", in the Advertising Service Agreement: ?Service Provider"),

and

SBS BROADCASTING S.A.    (registered seat: 8.10. rue Mathias Hardt, BP 39, L-1717, Luxembourg, company registry number: B 31996—Registere de Commerce et des Sociétés, Luxembourg, names and positions of the persons entitled to representation: David Stogel appointed Attorney-in-Fact) (hereinafter: "SBS"),

and

POSTABANK ÉS TAKARÉKPÉNZTÁR Rt.    (registered seat: 1132-Budapest, Váci út 48., Hungary, company registry number: 01-10-041107, represented by: Operational and Special Risk Management Division, names and positions of the persons entitled to representation: Dr. Koji Ferenc senior executive director, Lehoczky Artúr section manager) (hereinafter and with respect to all contracts: "Bank") (hereinafter collectively referred to as the "Parties" and the "Parties concerned" with respect to the given contract)

On the place and date set forth below with the following terms and conditions:

I.	RECITALS

1.1.	Whereas the Bank and the Customer concluded a Loan Agreement dated December 1, 1997 ("Loan Agreement") on the basis of which the Bank lends the sum of HUF 1.000.000.000 to the Customer (hereinafter: the "Loan") under the terms and conditions set forth in the Loan Agreement. In compliance with the provisions defined in that Loan Agreement the Bank paid the total sum of the Loan to the Customer.

1.2.	Whereas the Bank and the Customer concluded an Advertising Service Agreement dated December 1, 1997 (hereinafter: "Advertising Agreement") pursuant to which the Bank has undertaken the obligation to use the advertising services of the Customer to an extent that fully covers the Loan under the Loan Agreement.

1.3.	According to Section 2.3 of the Loan Agreement the Customer performs its payment obligation in a manner that the Customer is entitled to include the net fee due to it on the basis of the Advertising Agreement to offset its debts on interests due and the potential remainders to offset its debt on the principal sum.

Based on the Loan Agreement in case repayment of the total sum of the loan does not take place until October 15, 2002 as stipulated by the provisions of the Advertising Agreement, the remaining sum of the loan shall no longer bear any interest and the Bank remains entitled to use the Customer's advertising services until December 31, 2005 as long as the loan of the Customer provided by the Consortium led by EBRD becomes due. In accordance with the Loan Agreement that part of the Loan outstanding that is not used by the provision of advertising service becomes due January 2, 2006.

1.4.	Whereas the Bank and the Buyer concluded an option agreement dated December 23, 1997 for the purchase of claims (hereinafter: Put Option Agreement) on the basis of which the Buyer granted an option to the Bank with which the Bank unilaterally became entitled to sell its claims arising from the Loan Agreement to the Buyer in the cases set forth in the Put Option Agreement. The Bank—with respect to the deadline set forth in Section 6. of the Put Option Agreement—validated its option to sell December 19, 2002. The Buyer did not accept that the Bank exercised its option right to sell and declared it unlawful.

II.	TERMINATION OF THE AGREEMENTS, NEW AGREEMENTS

2.1.	The Parties concerned in the Loan Agreement hereby agree that the Bank shall release HUF 425,548,672 debt out of the HUF 1,825,548,672 outstanding debt in accordance with the Loan Agreement and simultaneously with that they conclude a new loan agreement (hereinafter: the "New Loan Agreement") secured by the primary surety of the owner issued by SBS (hereinafter: the "Primary Surety Agreement"). On the basis of the New Loan Agreement the Bank lends a loan of HUF 1.4 billion, which amount shall be used for the repayment of the HUF 1,400,000,000 outstanding debt of the Customer arising from the Loan Agreement, with the fixed interest rate of 9.24 percent per annum, the maturity date being March 24, 2006. On the basis of the New Loan Agreement, upon its execution the Borrower is obliged to pay a disbursement fee of HUF 57,195,833.

2.2.	The Parties concerned in the Advertising Agreement hereby agree that the Advertising Agreement was terminated as of December 1, 2002. The Parties acknowledge that between the Bank and the Service Provider negotiations are in process for the conclusion of new advertising agreement.

2.3.	The Parties concerned in the Put Option Agreement agree that the Bank withdraws its unilateral statement of December 19, 2002. SBS hereby accepts the withdrawal and declares that it has no claim under no legal title in connection with the Put Option Agreement and/or its withdrawal and explicitly, unconditionally and irrevocably waives the right to enforce such claims. The Bank declares that it does not have any claim arising from the Put Option Agreement towards the Borrower or SBS.

III.	SETTLEMENT OF CLAIMS

3.1	The Parties agree that as of the day of this Agreement the aggregate outstanding amount of principal and interest that is the total amount of the debt under the Loan Agreement is HUF 1,825,548, 672 (hereinafter:"Debt"). The amount of the Debt was calculated by the Parties in a way that the total amount of the aggregate principal and interest of the Loan, outstanding as of October 15, 2002 is reduced by the net fee payable for the advertisement services rendered by the Client to the Bank in the period between October 15, 2002 and November 31, 2002. In addition, the Parties agree that—considering the release of interests due under the Loan Agreement by the Bank as specified in Section 2.1 herein—the total amount of HUF 1,400,000,000 to be disbursed pursuant to the New loan Agreement, shall be used to repay all the debts of the Client under the Loan Agreement, whereby the Loan Agreement terminates. From December 1, 2002 until the execution of the present agreement the Bank used the advertising service in the value of HUF 73,306,298—net with which the collateral sub-account of the Customer specified in the Loan Agreement was credited. The Parties concerned in the Loan Agreement agree that the sum of the consideration for the advertising service defined above shall be used by the Borrower for paying the disbursement fee specified in Section 2.1. herein, and the Borrower shall be free to use the remaining amount in accordance with Section 5 of the New Loan Agreement.

3.2	The Parties concerned consider the obligations of SBS towards the Bank on the basis of the Put Option Agreement terminated with retroactive effect as of 1 December 2002.

3.3	The Parties concerned—with respect to the termination of the Loan Agreement and the Advertising Agreement, and with respect to the execution of the New Loan Agreement and the Primary Surety Agreement securing the New Loan Agreement—explicitly, unconditionally and irrevocably waive all of their rights and possible claims towards the other parties arising from the Loan Agreement, the Advertising Agreement and the Put Option Agreement and declare that with respect to the waiver of rights they do not enforce any such right or claim under no legal title towards the other party and/or parties.

IV.	MISCELLANEOUS

4.1	The present Agreement shall enter into effect upon the duly execution of the New Loan Agreement and the Guarantee Agreement by the persons duly authorized and representing the Parties and all these new agreements enter into effect.

4.2	The parties hereby agree that all disputes arising from or in connection with the present contract, its breach, termination, validity or interpretation, shall be exclusively decided by the Permanent Court of Arbitration to Money and Capital Markets (Budapest) ("PCAM") in accordance with its own Rules of Proceedings. The number of arbitrators shall be three. The language to be used in the arbitral proceedings shall be Hungarian. Furthermore the parties agree that the presiding arbitrator shall be elected from the following persons: dr. Kovács Erika, dr. Tajthy Attila, dr. Szabó Boldizsár, dr. ...si Zsolt, dr. Kraudi Adrienne. In case the arbitrators appointed by the parties do not appoint the presiding arbitrator within eight days of the nomination of the second arbitrator, the member of the Board of PCAM shall appoint the presiding arbitrator from the mentioned five persons. The losing party shall reimburse the duly verified costs and expenses of the victorious party emerged in connection with the said proceedings.

4.3	For any matters not regulated in the present Agreement the provisions of the law of Hungary, especially those of the Hungarian Civil Code shall apply.

EXECUTION

The Parties approvingly sign the present Agreement on a mutual interpretation and reading as fully corresponding to their will as follows.

Budapest, 24 March 2003

POSTABANK ÉS TAKARÉKPÉNZTÁR RT. Operational and Special Risk Management Division	MTM-SBS TELEVISION COMPANY LIMITED BY SHARES
By: \s\ DR. KOJI FERENC Dr. Koji Ferenc	By: \s\ SZILÁGYI MIKLÓS Szilágyi Miklós
By: \s\ LEHOCZKY ARTÚR Lehoczky Artúr	By: \s\ DR. BENKE GÁBOR Dr. Benke Gábor

SBS BROADCASTING S.A.

By: \s\ DAVID STOGEL
        David Stogel

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  Exhibit 4.52